EXHIBIT 2.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF “MODVANS INC.”, FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF AUGUST, A.D. 2021, AT 4:25 O`CLOCK P.M.

6185113 8100 SR# 20213054925	Authentication: 204006327 Date: 08-25-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 04:25 PM 08/23/2021
FILED 04:25 PM 08/23/2021
SR 20213054925 - FileNumber 6185113

CERTIFICATE OF INCORPORATION

OF

MODVANS INC.

ARTICLE I

The name of the Corporation is ModVans Inc. (the"Corporation").

ARTICLE II

The address of the Corporation's registered office in the State of Delaware is 1675 South State Street, Suite B, Dover, Kent County, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE IV

A.

Authorized Shares. The aggregate number of shares of capital stock that the Corporation shall have authority to issue is Six Million (6,000,000) shares consisting of (i) 3,000,000 shares of Class A Voting Common Stock, par value $0.0001 per share ("Class A Voting Common Stock"), (ii) 2,000,000 shares of Class B Non-Voting Common Stock, par value $0.0001 per share ("Class B Non-Voting Common Stock"), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share ("Preferred Stock").

B.	Common Stock.

1.

Dividends. Subject to the preferential rights, if any, of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable in cash, in property or in shares of Common Stock or other securities of the Corporation.

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	2.	Voting Rights. Except as set forth below, Class A Voting Common Stock and Class B Non-Voting Common Stock shall have the same rights and preferences and shall be treated as one class of Common Stock. Except as otherwise provided by the DGCL, by this Certificate of Incorporation or any amendments hereto, all of the voting power of the Corporation shall be vested in the holders of Class A Voting Common Stock. At every annual or special meeting of stockholders of the Corporation, each holder of Class A Voting Common Stock shall be entitled to one (1) vote, in person or by proxy, for each share of Class A Voting Common Stock standing in his or her name on the books of the Corporation. The Class B Non-Voting Common Stock shall not have any voting power, except as otherwise required by the DGCL.

	3.	Liquidation, Dissolution or Winding Up. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and of the preferential amounts, if any, to which the holders of Preferred Stock may be entitled, the holders of all outstanding shares of Common Stock will be entitled to share ratably in the remaining net assets of the Corporation.

	4.	Redemption. The Common Stock is not redeemable.

C.	Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series, without further stockholder approval. Pursuant to Section 151 of the DGCL, the Board of Directors of the Corporation is hereby authorized, by resolution or resolutions, to fix or alter the rights, preferences, privileges and restrictions granted to or imposed upon each series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or of any of them. The Board of Directors is also authorized to increase or decrease the number of shares of any series prior or subsequent to the issue of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease will resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

D.	Modification to Number of Shares. The number of authorized shares of Class A Voting Common Stock, Class B Non-Voting Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote irrespective of DGCL Section 242(b)(2).

ARTICLE V

The name and mailing address of the incorporator is:

Lawrence B. Mandala

Munck Wilson Mandala, LLP

12770 Coit Road, Suite 600

Dallas, Texas 75251

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ARTICLE VI

The number of directors of the Corporation shall be fixed in the manner provided in the Bylaws of the Corporation, and until changed in the manner provided in the Bylaws the number of directors shall be two (2). The name and mailing address of the persons who are to serve as the initial directors until the first annual meeting of stockholders or until his successor is elected and qualified is as follows:

Name	Address

Peter J. Tezza II	5249 Surfrider Way
Oxnard, CA 93035

Laura L. Tezza	5249 Surfrider Way
Oxnard, CA 93035

ARTICLE VII

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation shall have the power to adopt, amend, or repeal the Bylaws of the Corporation.

ARTICLE VIII

The Corporation reserves the right to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, in the manner prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciaiy duty as a director, except, if required by the DGCL, for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this A1ticle IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

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ARTICLE X

The Corporation shall indemnify, advance expenses, and hold harmless, to the fu1lest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a "Covered Person") who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, exeept for claims for indemnification (following the final disposition of such Proceeding) or advancement of expenses not paid in full, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors of the Corporation. Any amendment, repeal, or modification of this Article X shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

ARTICLE XI

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

[signature page follows]

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IN WITNESS WHEREOF, the incorporator has executed this Certificate of Incorporation on this 23rd of August, 2021.

/s/ Lawrence B. Mandala
Lawrence B. Mandala

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